Exhibit 16.1

KPMG LLP

Aon Center

Suite 5500

200 E. Randolph Street

Chicago, IL 60601-6436

May 17, 2018

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Motorola Solutions, Inc. and, under the date of February 15, 2018, we reported on the consolidated financial statements of Motorola Solutions, Inc. as of and for the years ended December 31, 2017 and 2016 and the effectiveness of internal control over financial reporting as of December 31, 2017. On May 14, 2018, we were notified that Motorola Solutions, Inc. engaged PricewaterhouseCoopers LLP (PWC) as its principal accountant for the year ending December 31, 2019 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Motorola Solutions, Inc.‘s consolidated financial statements as of and for the year ended December 31, 2018, and the effectiveness of internal control over financial reporting as of December 31, 2018, and the issuance of our reports thereon. We have read Motorola Solutions, Inc.‘s statements included under Item 4.01 of its Form 8-K dated May 14, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with Motorola Solutions, Inc.‘s statements regarding the formation, members, processes or recommendation of the executive committee, that the change was approved by the audit committee of the board of directors, and we are not in a position to agree or disagree with Motorola Solutions, Inc.‘s statements under Item 4.01(b).

Very truly yours,

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with

KPMG International Cooperative (“KPMG International”), a Swiss entity.